UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2006

STARMED GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-33153	52-2220728
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2029 Century Park East, Suite 1112, Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 310-226-2555

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a)          In connection with StarMed’s plan to operate wellness centers, StarMed has agreed on an arrangement with Dr. Steven Rosenblatt, our Executive Vice President. Under the arrangement, Dr. Rosenblatt has formed a medical professional corporation that will own and operate the portion of certain StarMed Wellness Centers that is required to be owned and supervised by a physician under California law. The professional corporation will engage the physicians and other health practioners that will provide the medical services at the center. For each such center, StarMed will provide management services to Dr. Rosenblatt’s professional corporation in exchange for a management fee based on a percentage of gross revenues from that wellness center. StarMed will also be required to pay the salaries for the non-physician staff, marketing and promotion expenses, the lease for the wellness center facility, and office expenses relating to the wellness center operations. The management fee shall be reviewed on a quarterly basis and adjusted, as necessary, to ensure that both StarMed and Dr. Rosenblatt’s professional corporation are being paid their costs. Initially, StarMed’s management fee shall be 95% for each center. Under the agreement, StarMed will also enter into a revolving credit agreement with Dr. Rosenblatt’s professional corporation in order to allow the professional corporation to cover its direct costs during the start-up phase of a wellness center. A form of the management services agreement with Dr. Rosenblatt’s professional corporation is attached to this Form 8-K as Exhibit 10.1.

(b)          As of May 1, 2006, StarMed entered into an agreement with Management Services Unlimited (“MSU”), an affiliate of Hana Medical Group, regarding the establishment of the StarMed Wellness Center at Hana Medical located in Buena Park, California. StarMed shall lease from MSU the facility adjacent to Hana Medical Clinic for five years. MSU shall also provide billing and collection as well as advertising and marketing services in exchange for a percentage of the wellness center’s gross revenues. Dr. Steven Rosenblatt’s professional corporation shall provide the medical services at the wellness center. A copy of the Services Agreement with MSU is attached to this Form 8-K as Exhibit 10.2. The press release announcing the opening of the StarMed Wellness Center at Hana Medical is attached to this Form 8-K as Exhibit 10.3.

(c)          As of June 1, 2006, StarMed entered into an agreement with Mothers and Daughters Center (the “Center”) regarding the establishment of the StarMed Wellness Center at Mothers and Daughters Center in Santa Ana, California. StarMed shall sub-lease from the Center the facility adjacent to the Center for five years. The Center shall also provide advertising and marketing services in exchange for a percentage of the wellness center’s gross revenues. Dr. Steven Rosenblatt’s professional corporation shall provide the medical services at the wellness center. A copy of the Services Agreement with the Center is attached to this Form 8-K as Exhibit 10.4.

(d)          On February 16, 2006, StarMed’s Board of Directors granted to Herman Rappaport, President of StarMed, a non-qualified stock option to purchase one million shares of the company’s common stock at an exercise price of $.35 per share. The option has a term of ten years. A copy of the Stock Option Agreement is attached to this Form 8-K as Exhibit 10.5.

(e)          Effective June 1, 2006, StarMed entered into a Joint Venture Agreement with All Back and Joint Care Medical Group (“Medical Group”). Under the agreement, StarMed shall provide a hyperbaric chamber for use at the Medical Group’s facility. Gross revenues from the joint venture shall be distributed 50% to StarMed and 50% to Medical Group. Dr. Rosenblatt provides medical services at the Medical Group, and has his own arrangement with the Medical Group regarding compensation for his services. A copy of the Joint Venture Agreement is attached to this Form 8-K as Exhibit 10.6

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Management Service Agreement with Steven L. Rosenblatt M.D., A Professional Corporation

10.2	Services Agreement, dated as of May 1, 2006, by and between StarMed and Management Services Unlimited

10.3	Press Release, dated June 5, 2006, announcing the opening of StarMed Wellness Center at Hana Medical

10.4	Services Agreement, dated as of June 1, 2006, by and between StarMed and Mothers and Daughters Center

10.5	Stock Option Agreement, dated as of February 16, 2006, between StarMed and Herman Rappaport

10.6	Joint Venture Agreement, dated as of June 1, 2006, between StarMed and All Back and Joint Care Medical Group

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARMED GROUP, INC.

Date: June 6, 2006	By:	/s/ Herman Rappaport
Herman Rappaport President